Exhibit 4.81

Loan Agreement

Contract No. :ABC(2012)1011-1 13062020140000226

Borrower : Shijie Kaiyuan Auto Trading Group Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : April 1, 2014

Loan Amount : RMB80,000,000

Length of maturity : From April 1, 2014 to September 28, 2014

Use of Loan : Vehicle Purchase

Loan Interest : 6.72%

Debt Note:	Debt note is one of the part of the contract, not specified in the contract or records do not match the loan amount, date of draft, repayment date stated on the debt note, the loan documents shall prevail.

There are three Debt Note of the contract:

1.	Date of Draft : April 1, 2014
Draft Amount: RMB80,000,000

Withdrawal Amount : RMB80,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date : September 6,2014

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trading Group Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-7 2014033003